UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.      )

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ETHYL CORPORATION

(Name of Registrant As Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of the holders of shares of common stock, $1.00 par value (“Ethyl Common Stock”), of Ethyl Corporation (the “Corporation”) will be held in the restored gun foundry building of the Tredegar Iron Works, 500 Tredegar Street, Richmond, Virginia, on Thursday, May 22, 2003, at 11:00 A.M., Eastern Daylight Time, for the following purposes:

1.	To elect a Board of Directors to serve for the ensuing year;

2.	To approve the designation of PricewaterhouseCoopers LLP as auditors for the fiscal year ending December 31, 2003; and

3.	To transact such other business as may properly come before the meeting.

Holders of shares of Ethyl Common Stock of record at the close of business on March 19, 2003, will be entitled to vote at the meeting.

You are requested to fill in, sign, date and return the enclosed proxy promptly, regardless of whether you expect to attend the meeting. A postage-paid return envelope is enclosed for your convenience.

If you are present at the meeting, you may vote in person even if you already have sent in your proxy.

By Order of the Board of Directors

M. Rudolph West, Secretary

April 22, 2003

PROXY STATEMENT

for

ANNUAL MEETING OF SHAREHOLDERS

ETHYL CORPORATION

To be held May 22, 2003

Approximate date of mailing—April 22, 2003

Proxies in the form enclosed are solicited by the Board of Directors for the Annual Meeting of Shareholders to be held on Thursday, May 22, 2003. Any person giving a proxy may revoke it at any time before it is voted by delivering a later dated proxy, or written notice of revocation, to the Secretary of the Corporation at the Corporation’s address listed below, or by appearing at the annual meeting and voting in person. Attendance at the annual meeting will not itself revoke a proxy. A proxy, if executed and not revoked, will be voted, and, if it contains any specific instructions, will be voted in accordance with such instructions.

On March 19, 2003, the date for determining shareholders entitled to vote at the meeting, there were outstanding 16,689,009 shares of Ethyl Common Stock. Each share of Ethyl Common Stock is entitled to one vote. The holders of a majority of the shares of Ethyl Common Stock issued and outstanding as of the close of business on March 19, 2003 will constitute a quorum at the meeting.

The cost of the solicitation of proxies will be borne by the Corporation. In addition to the use of the mails, proxies may be solicited personally or by telephone by regular employees of the Corporation. Georgeson Shareholder Communications Inc. has been engaged to assist in the solicitation of proxies. The Corporation will pay that firm $7,000 for its services and reimburse its out-of-pocket expenses for such items as mailing, copying, phone calls, faxes and other related matters, and will indemnify Georgeson Shareholder Communications Inc. against any losses arising out of that firm’s proxy soliciting services on behalf of the Corporation.

Unless otherwise specified in the accompanying form of proxy, it is intended that votes will be cast in favor of all of the proposals set forth herein.

The Corporation’s street address is 330 South Fourth Street, Richmond, Virginia 23219.

ELECTION OF DIRECTORS

PROPOSAL 1

The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of Ethyl Common Stock voted in the election of directors. Votes that are withheld and shares held by brokers or banks in street name for customers who are the beneficial owners of those shares that are not voted in the election of directors will not be included in determining the number of votes cast. Unless otherwise specified in the accompanying form of proxy, it is intended that votes will be cast for the election of all of the nominees as directors.

Proxies will be voted for the election as directors for the ensuing year of the persons named below (or if for any reason unavailable, of such substitutes as the Board of Directors may designate). Gilbert M. Grosvenor has elected to retire from service on the Board and not to stand for reelection as a director. With the exception of James E. Rogers, each of the nominees presently is serving as a director. The Board has no reason to believe that any of the nominees will be unavailable.

William Berry; age 70; director since 1983; Consultant; Chairman of the Board of New England Independent Systems Operator (regional manager of electric bulk power generation and transmission systems) since June 1997.

Phyllis L. Cothran; age 56; director since 1995; retired, having previously served as President and Chief Operating Officer of Trigon Healthcare, Inc., formerly Blue Cross and Blue Shield of Virginia, (health insurance company) from November 1990 to March 1997. Other directorship: Tredegar Corporation.

Bruce C. Gottwald; age 69; director since 1962; Chairman of the Board and Chairman of the Executive Committee since June 1, 2001, having previously served as Chief Executive Officer and Chairman of the Board of the Corporation from March 1, 1994 through May 31, 2001. Other directorship: CSX Corporation.

Thomas E. Gottwald; age 42; director since 1994; President and Chief Executive Officer of the Corporation since June 1, 2001, having previously served as President and Chief Operating Officer of the Corporation from March 1, 1994 through May 31, 2001.

James E. Rogers; age 57; nominee for election as director; President of SCI Investors Inc. (private equity investment firm) since April 1993. Other directorships: Owens & Minor, Inc., Cadmus Communications Corporation, Chesapeake Corporation, Wellman, Inc. and Caraustar Industries, Inc.

Sidney Buford Scott; age 70; director since 1959; Chairman of the Board of Scott & Stringfellow, Inc. (investment bankers and brokers).

Charles B. Walker; age 64; director since 1989; retired, having previously served as Vice Chairman of the Board and Chief Financial Officer of Albemarle Corporation (specialty chemicals company) from March 1994, retiring as Vice Chairman in January 2003, and Chief Financial Officer in June 2002, Vice Chairman of the Board of the Corporation from March 1, 1994 to January 31, 1998, and Chief Financial Officer and Treasurer of the Corporation from March 1, 1994 to October 1, 1997. Other directorship: Nations Fund Trust/Nations Funds, Inc.

Committees

In 2002, each director attended at least 75% of the aggregate of (a) the total number of meetings of all committees of the Board on which the director then served and (b) the total number of meetings of the Board of Directors. Eight meetings of the Corporation’s Board of Directors were held during 2002.

Executive Committee. The Corporation’s Executive Committee currently consists of Messrs. Bruce C. Gottwald, Berry, Thomas E. Gottwald and Scott. During 2002, the Executive Committee did not meet.

Audit Committee. Ms. Cothran and Messrs. Berry, Grosvenor and Scott currently serve on the Corporation’s Audit Committee. During 2002, the Audit Committee met on six occasions. The Audit Committee reviews the Corporation’s internal audit and financial reporting functions and the scope and results of the audit performed by the Corporation’s independent accountants and matters relating thereto and reports thereon to the Board of Directors. The Audit Committee also reviews audit fees and recommends to the Board of Directors the engagement of the independent accountants of the Corporation. All the members of the Audit Committee are “independent” directors as defined by the rules of The New York Stock Exchange, the exchange on which shares of Ethyl Common Stock are listed.

Nominating and Governance Committee. On February 27, 2003, the Board expanded the role of the Nominating Committee to include not only the recommendation of candidates for election as directors and, in some cases, the election of officers, but also corporate governance matters. That committee was re-named the Nominating and Governance Committee. It currently consists of Messrs. Grosvenor, Berry and Bruce C. Gottwald. The Nominating Committee did not meet during 2002.

The Corporation’s bylaws provide that a shareholder of the Corporation entitled to vote for the election of directors may nominate persons for election to the Board by mailing written notice to the Secretary of the Corporation not later than (a) with respect to an election to be held at an annual meeting of shareholders, 60 days prior to such meeting, and (b) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. Such shareholder’s notice shall include (1) the name and address of the shareholder and of each person to be nominated, (2) a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate each person specified, (3) a description of all understandings between the shareholder and each nominee and any other person (naming such person) pursuant to which the nomination is to be made by the shareholder, (4) such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated by the Board of Directors and (5) the consent of each nominee to serve as a director of the Corporation if so elected.

Bonus, Salary and Stock Option Committee. Messrs. Berry, Grosvenor and Scott and Ms. Cothran currently serve as the Corporation’s Bonus, Salary and Stock Option Committee. During 2002, the Bonus, Salary and Stock Option Committee met on six occasions. This committee approves the salaries of management-level employees. It also approves all bonus awards, certain consultant agreements and initial salaries of new management-level personnel and grants options under the Corporation’s incentive stock option plan (the “Incentive Stock Option Plan”).

Compensation of Directors

During 2002, each non-employee director was paid (a) $1,000 for attendance at each Board meeting and (b) $600 for attendance at each meeting of a committee of the Board of which he or she is a member. In addition, each such director was paid a quarterly fee of $3,000. Employee members of the Board of Directors were not paid separately for their service on the Board or its committees.

Any director retiring from the Board after age 60 with at least five years of service on the Board will receive $12,000 per year for life, payable in quarterly installments. The service requirement for this benefit may be waived under certain circumstances. Any director retiring under other circumstances will receive $12,000 per year, payable in quarterly installments, commencing no earlier than age 60, for a period not to exceed his years of service on the Board. The payment period limitation on this benefit may be waived in certain circumstances. Such retirement payments to former directors may be discontinued under certain circumstances.

Under the Directors’ Stock Plan, each non-employee director is awarded on each July 1 that number of whole shares of Ethyl Common Stock that, when multiplied by the closing price of Ethyl Common Stock on the immediately preceding business day, as reported in The Wall Street Journal, shall as nearly as possible equal but not exceed $2,000. The shares of Ethyl Common Stock awarded under the Directors’ Stock Plan are nonforfeitable and the recipient directors immediately and fully vest in Ethyl Common Stock purchased under the Director’s Stock Plan. Subject only to such limitations on transfer as may be specified by applicable securities laws, directors may sell their shares under the Directors’ Stock Plan at any time. The Directors’ Stock Plan provides that no awards may be made after July 1, 2011.

Non-employee directors may defer, in ten percent increments, all or part of their retainer fee and meeting fees into either a deferred cash account or a deferred stock account (the “Deferred Compensation Plan”), or a percentage of the fees into each of the accounts, both of which are unfunded and maintained for recordkeeping purposes only. Distributions under the Deferred Compensation Plan, paid in a single sum or in up to ten annual installments, cannot begin within two years of the beginning of the deferral year. The maximum aggregate number of shares of Ethyl Common Stock that may be issued under the Deferred Compensation Plan is 100,000 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Thomas E. Gottwald, Chief Executive Officer and director of the Corporation, is a son of Bruce C. Gottwald, Chairman of the Board of Directors of the Corporation. The members of the family of Bruce C. Gottwald may be deemed to be control persons of the Corporation.

On February 1, 2002, Bruce C. Gottwald made a loan to the Corporation in the amount of $18,640,000 for a three year term at an interest rate of 8.5%. The monthly payments are interest only during the term of the loan, with the principal amount coming due at maturity. The Corporation used the proceeds of the loan to pay down existing debt. The loan is non-recourse to the Corporation and is secured by a first deed of trust on the three buildings at 330 South Fourth Street, Richmond Virginia, that constitute the principal offices of the Corporation. An independent appraiser valued the three buildings at $18,640,000. At the end of the loan term, the Corporation has the option to either convey the property to the lender in satisfaction of the debt or repay the debt. Should the corporation fail to repay the debt, the lender has a “call” right by which the lender can require that the Corporation convey the property to the lender in satisfaction of the debt.

In 2001, Old Town, LLC, which is owned by Bruce C. Gottwald and his brother Floyd D. Gottwald, Jr., each a beneficial owner of more than 5% of the Corporation’s common stock, purchased Old Town Farm, consisting of approximately 1,600 acres of real property and related personal property, from the Corporation. The Corporation manages and maintains Old Town Farm in exchange for the right to use and make available for use by others the farm’s facilities, primarily for customer meetings and other business related activities. The Corporation retains all revenue generated through the use of the farm. Old Town, LLC, pays all costs of capital improvements to Old Town Farm.

SECTION 16(a)

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on its review of the forms required by Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that have been received by the Corporation, the Corporation believes that there has been compliance with all filing requirements applicable to its officers, directors and beneficial owners of greater than 10% of Ethyl Common Stock.

STOCK OWNERSHIP

Principal Shareholders

The following table lists any person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) who, to the knowledge of the Corporation, was the beneficial owner as of January 31, 2002, of more than 5% of the outstanding voting shares of the Corporation.

Title of Class	Name and Address of Beneficial Owners	Number of Shares		Percent of Class
Common Stock	Floyd D. Gottwald, Jr., 330 South Fourth Street P.O. Box 2189 Richmond, Virginia 23219	1,075,733	(a)	6.45%

	Bruce C. Gottwald 330 South Fourth Street P.O. Box 2189 Richmond, Virginia 23219	1,078,694	(b)(c)	6.46%

	Dimensional Fund Advisors, Inc. 1229 Ocean Avenue, 11th Floor Santa Monica, CA 90401	839,880	(d)	5.03%

(a)	As of January 31, 2003, Floyd D. Gottwald, Jr. had sole voting and investment power over all of the shares disclosed except 159,186 shares held in certain trust relationships as to which he disclaims beneficial ownership. This amount does not include an aggregate of 1,041,096 shares of Ethyl Common Stock beneficially owned by the adult sons of Floyd D. Gottwald, Jr. Floyd D. Gottwald, Jr. and his adult sons have no agreement with respect to the acquisition, retention, disposition or voting of Ethyl Common Stock.

(b)	As of January 31, 2003, Bruce C. Gottwald had sole voting and investment power over all of the shares disclosed except 124,197 shares held by his wife and in certain trust relationships as to which he disclaims beneficial ownership. This amount does not include an aggregate of 966,886 shares of Ethyl Common Stock beneficially owned by the adult sons of Bruce C. Gottwald. Bruce C. Gottwald and his adult sons have no agreement with respect to the acquisition, retention, disposition or voting of Ethyl Common Stock.
(c)	This amount does not include any shares owned of record by Merrill Lynch Trust Company, as Trustee under the Corporation’s savings plan for the benefit of employees of the Corporation. Shares held under the Corporation’s savings plan are voted by the Trustee in accordance with instructions solicited from employees participating in the plan. If a participating employee does not give the Trustee voting instructions, his or her shares generally are voted by the Trustee in accordance with the Board’s recommendations to the shareholders. Because members of the family of Bruce C. Gottwald are executive officers and directors of the Corporation and are among the largest shareholders of the Corporation, they may be deemed to be control persons of the Corporation and to have the capacity to control any such recommendation of the Board of Directors.
(d)	Information based on Schedule 13G filed with the Securities and Exchange Commission on February 7, 2003.

Directors and Executive Officers

The following table sets forth as of January 31, 2003, the beneficial ownership of Ethyl Common Stock by all directors of the Corporation, nominees for director, the Chief Executive Officer and the four next most highly compensated executive officers (the “Named Executive Officers”) and all directors, nominees and officers of the Corporation as a group. Unless otherwise indicated, each person listed below has sole voting and investment power over all shares beneficially owned by him or her.

Name of Beneficial Owner or Number of Persons in Group	Number of Shares with Sole Voting and Investment Power[1]	Number of Shares with Shared Voting and Investment Power	Total Number of Shares	Percent of Class[2]
William W. Berry	1,472	429[3]	1,901
Phyllis L. Cothran	1,805		1,805
David A. Fiorenza	18,748		18,748
Bruce C. Gottwald	900,777	177,917[4]	1,078,694	6.46%
Thomas E. Gottwald	146,136	650,169[5]	796,305	4.76%
Gilbert M. Grosvenor	1,310		1,310
Warren Huang	25,803		25,803
Alexander McLean	22,489		22,489
Newton A. Perry	23,280	1,025[6]	24,305
James E. Rogers	20		20
Sidney Buford Scott	13,850		13,850
Charles B. Walker	16,780		16,780
Directors and officers as a group (22 persons)	1,303,905	832,889	2,136,794	12.69%

[1]	The amounts in this column include shares of Ethyl Common Stock with respect to which certain persons had the right to acquire beneficial ownership within 60 days of January 31, 2003, pursuant to the Incentive Stock Option Plan: David A. Fiorenza: 12,000 shares; Thomas E. Gottwald: 31,000 shares; Warren Huang: 16,500 shares; Alexander McLean: 14,500 shares; Newton A. Perry: 16,500 shares; Charles B. Walker: 4,000 shares and the directors and officers as a group: 149,300 shares.
[2]	Except as indicated, each person or group owns less than 1% of Ethyl Common Stock.
[3]	Mr. Berry disclaims beneficial ownership of all 429 of such shares.
[4]	Mr. Bruce C. Gottwald disclaims beneficial ownership of all 177,917 of such shares.
[5]	Mr. Thomas E. Gottwald disclaims beneficial ownership of all 650,169 of such shares. This amount includes 637,220 shares of Ethyl Common Stock that Mr. Gottwald may be deemed to own beneficially. Such shares constitute Mr. Gottwald’s interest as beneficiary of a trust of which he is a co-trustee.
[6]	Mr. Perry disclaims beneficial ownership of all 1,025 of such shares.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

The following table presents information relating to total compensation of the Named Executive Officers for the fiscal years ended December 31, 2002, 2001 and 2000.

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Awards	Options/ SARs	All Other Compensation
Thomas E. Gottwald President and Chief Executive Officer	2002 2001 2000	$411,800 411,800 411,800	$120,000 — —	— — —	— — —	— 30,000 —	$20,590[2] 20,590 20,590

Newton A. Perry Senior Vice President Strategy	2002 2001 2000	$287,400 270,400 260,000	$100,000 62,500[1] —	— — —	— — —	— 25,000 —	$14,370[3] 13,520 13,000

Alexander McLean Senior Vice President Petroleum Additives	2002 2001 2000	$272,700 256,700 246,800	$100,000 62,500[1] —	— — —	— — —	— 25,000 —	$13,635[4] 12,835 12,340

Warren Huang Senior Vice President Fuel Additives	2002 2001 2000	$270,700 254,800 245,000	$100,000 50,000[1] 40,000	$44,516[5] 244,040[5] 257,549[5]	— — —	— 25,000 —	$13,535[6] 12,740 12,250

David A. Fiorenza Vice President, Treasurer and Principal Financial Officer	2002 2001 2000	$226,000 217,300 209,600	$40,000 35,000[1] —	— — —	— — —	— 16,000 —	$11,300[7] 10,865 10,480

[1]	These amounts were awarded and paid too late for inclusion in the proxy for the Corporation’s 2002 Annual Meeting.
[2]	Includes contributions to the Corporation’s savings plan ($10,000, $8,500 and $8,500) for 2002, 2001 and 2000, respectively, and accruals in the Corporation’s excess benefit plan ($10,590, $12,090 and $12,090) for 2002, 2001 and 2000, respectively.
[3]	Includes contributions to the Corporation’s savings plan ($10,000, $8,500 and $8,500) for 2002, 2001 and 2000, respectively, and accruals in the Corporation’s excess benefit plan ($4,370, $5,020 and $4,500) for 2002, 2001 and 2000, respectively.
[4]	Includes contributions to the Corporation’s savings plan ($10,000, $8,500 and $8,500) for 2002, 2001 and 2000, respectively, and accruals in the Corporation’s excess benefit plan ($3,635, $4,335 and $3,840) for 2002, 2001 and 2000, respectively.
[5]	Includes taxes paid by the Corporation on Mr. Huang’s behalf ($44,516, $126,195 and $131,796) for 2002, 2001 and 2000, respectively.
[6]	Includes contributions to the Corporation’s savings plan ($10,000, $8,500 and $8,500) for 2002, 2001 and 2000, respectively, and accruals in the Corporation’s excess benefit plan ($3,535 $4,240 and $3,750) for 2002, 2001 and 2000, respectively.
[7]	Includes contributions to the Corporation’s savings plan ($10,000, $8,500 and $8,500) for 2002, 2001 and 2000, respectively, and accruals in the Corporation’s excess benefit plan ($1,300, $2,365 and $1,980) for 2002, 2001 and 2000, respectively.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

No grants of stock options and SARs were made to the Named Executive Officers for the fiscal year ended December 31, 2002.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR

AND FY-END OPTION/SAR VALUE

The following table presents information concerning stock option and SAR exercises by the Named Executive Officers and fiscal year end option/SAR values as of December 31, 2002.

			Number of Securities Underlying Unexercised Options/SARs at FY-End (#)		Value of Unexercised In-The-Money Options/SARs at FY-End ($)[1]
Name	Shares Acquired On Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas E. Gottwald	0	0	16,000[2]	94,000[3]	$0	$64,200
Newton A. Perry	0	0	4,000[2]	41,000[4]	0	53,500
Alexander McLean	0	0	2,000[2]	48,000[5]	0	53,500
Warren Huang	0	0	4,000[2]	41,000[6]	0	53,500
David A. Fiorenza	0	0	4,000[2]	32,000[7]	0	34,240

[1]	These values are based on the closing price of Ethyl Common Stock on the New York Stock Exchange on December 31, 2002.
[2]	Each of these options relates to Ethyl Common Stock and includes a tandem SAR.
[3]	Each of these options relates to Ethyl Common Stock and 64,000 of such options include a tandem SAR.
[4]	Each of these options relates to Ethyl Common Stock and 16,000 of such options include a tandem SAR.
[5]	Each of these options relates to Ethyl Common Stock and 23,000 of such options include a tandem SAR.
[6]	Each of these options relates to Ethyl Common Stock and 16,000 of such options include a tandem SAR.
[7]	Each of these options relates to Ethyl Common Stock and 16,000 of such options include a tandem SAR.

RETIREMENT BENEFITS

The following table illustrates under the Corporation’s pension plan for salaried employees the estimated benefits upon retirement at age 65, determined as of December 31, 2002, to persons with specified earnings and years of pension benefit service. To the extent benefits payable at retirement exceed amounts that may be payable under applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), they will be paid under the Corporation’s excess benefit or supplemental retirement plans, as applicable. This table includes the amounts that would be payable under such plans.

Pension Plan Table*

	Years of Pension Benefit Service and Estimated Annual Benefits
Final Average Earnings	10	15	20	25	30	35
$300,000	$43,400	$65,100	$86,800	$108,600	$130,300	$152,000
$350,000	50,900	76,400	101,800	127,300	152,800	178,200
$400,000	58,400	87,600	116,800	146,100	175,300	204,500
$450,000	65,900	98,900	131,800	164,800	197,800	230,500
$500,000	73,400	110,100	146,800	183,600	220,300	257,000
$550,000	80,900	121,400	161,800	202,300	242,800	283,200
$600,000	88,400	132,600	176,800	221,100	265,300	309,500
$650,000	95,900	143,900	191,800	239,800	287,800	335,700
$700,000	103,400	155,100	206,800	258,600	310,300	362,000
$750,000	110,900	155,400	221,800	277,300	332,800	388,200
$800,000	118,400	177,600	236,800	296,100	355,300	414,500
$850,000	125,900	188,900	251,800	314,800	377,800	440,700
$900,000	133,400	200,100	266,800	333,600	400,300	467,000
$950,000	140,900	211,400	281,800	352,300	422,800	493,200
$1,000,000	148,400	222,600	296,800	371,100	445,300	519,500

*	Assumes attainment of age 65 in 2002 and Social Security Covered Compensation of $39,444.

The benefit formula under the pension plans is based on the participant’s final-average earnings, which are defined as the average of the highest three consecutive calendar years’ earnings (base pay plus 50% of incentive bonuses paid in any fiscal year) during the 10 consecutive calendar years immediately preceding the date of determination. The years of pension benefit service for each of the executive officers named in the above compensation table as of December 31, 2002, are: Thomas E. Gottwald, 11; Warren Huang, 23; Newton A. Perry, 34; David A. Fiorenza, 28 and Alexander McLean, 14. Benefits under the pension plans are computed on the basis of a life annuity with 60 months guaranteed payments. The benefits listed in the above compensation table are not subject to deduction for Social Security. On December 31, 2000, Ethyl terminated its tax qualified defined benefit plan (the “old plan”) and implemented a new tax-qualified defined benefit plan with an identical formula on January 1, 2001 (the “new plan”). Benefits under the new plan are offset by benefits that were paid or payable under the old plan. For purposes of determining pension benefit service under the new plan, participants receive credit for years of pension benefit service earned under the old plan.

Mr. McLean, who was previously employed by Ethyl Petroleum Additives Limited, a subsidiary of the Corporation located in the United Kingdom, also participated in the Ethyl Petroleum Additives Limited Pension Plan (the “Additives Plan”). The formula under the Additives Plan is equal to 1.6667% times pensionable salary times years of service. Mr. McLean has 7.833 years of service under that plan. This accrued benefit as of April 30, 1997, is $52,046 per year, payable at age 65. This amount has been converted from British pounds to U.S. dollars at the conversion rate of 1£:$1.6095 as of December 31, 2002. The amount payable under the Additives Plan is offset from the amount payable under the pension plan described above.

EXCESS BENEFIT PLANS

The Corporation maintains excess benefit plans (the “Excess Plans”) in the form of nonqualified pension plans that provide eligible individuals the difference between the benefits they actually accrue under the qualified employee pension and savings plans of the Corporation and the benefits they would have accrued under such plans but for the maximum benefit and annual addition limitations and the limitation on compensation that may be recognized thereunder under the Code. All benefits under the Excess Plans vest upon a Change in Control of the Corporation, as defined in the Excess Plans. Participants in the Excess Plans receive their benefits in the form elected under the qualified employee pension plans of the Corporation or under certain circumstances in a lump sum payment.

Mr. Walker, who retired as an officer and employee of the Corporation on January 31, 1998, received a series of payments that were equivalent to the present value of his accrued benefits under the Excess Plans plus any earnings on the funds designed for such payments. This arrangement is in lieu of any benefits under the Excess Plans.

BONUS, SALARY AND STOCK OPTION COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

The Bonus, Salary and Stock Option Committee of the Board of Directors (the “Committee”), which performs the function of a compensation committee, consists of Messrs. Berry (Chairman), Grosvenor and Scott and Ms. Cothran. The Committee is delegated the power to administer the compensation program of the Corporation applicable to its executive officers, including the Chief Executive Officer. Accordingly, the Committee submits this report on executive compensation to the shareholders.

Overall Objectives

The objectives of the Corporation’s executive compensation program are to:

•	Provide balanced, competitive total compensation that will enable the Corporation to attract, motivate and retain highly qualified executives;

•	Provide incentives for enhancing the profitability of the Corporation by rewarding executives for meeting individual and corporate goals; and

•	Align the financial interests of the executives closely to those of the shareholders by encouraging executive ownership of Ethyl Common Stock.

Elements of the Program

The Committee believes the interests of the shareholders will be best served if the compensation program consists of cash compensation and equity ownership, with a significant portion of compensation depending upon performance. The program includes: base salary, annual bonuses in cash and stock options. The Committee considers all elements of the program when setting appropriate compensation.

The Corporation seeks to maintain its executive compensation packages around the mid-range of those offered generally in the job markets in which the Corporation competes for talent and experience. More recently the Corporation has been concentrating on streamlining operations with the focus of employment and compensation decisions directed at reducing costs.

Base Salaries

Base salaries have been based on evaluations of past and current Corporation operating profits and individual contribution to the Corporation’s success, market data for comparable positions and salary levels of the Corporation’s peer group companies and alignment of salary and organization within the Corporation. The Committee considers each of the individual factors but does not assign a specific value to each factor, and a subjective element is acknowledged in evaluating each executive’s contribution. The Committee believes that the Corporation’s executive level compensation is within the range of compensation offered by peer group companies.

Annual Bonuses

The annual bonus program has been designed to motivate and reward performance measured against individual, division, department and corporate objectives. Annual bonus awards are determined by the Committee in conjunction with senior management, and are based on evaluation of the performance, level of responsibility and leadership of the individual executive in relation to overall corporate results. Based on these criteria, annual bonuses were awarded to certain executive officers. See page 6.

Additionally, effective January 1, 2003, the Corporation adopted a new Management Bonus Plan. This plan is intended to provide incentive and reward to employees who contribute to the success of the Corporation and its affiliates by their invention, ability, industry or exceptional services by making those employees participants in that success. Each employee of the Company is eligible to participate in the plan and receive a cash bonus award based on rules established by the Committee, which may include the satisfaction of certain criteria.

Stock Options

Under the Incentive Stock Option Plan approved by the shareholders, the Committee, in its discretion, may grant options to purchase shares of Ethyl Common Stock (with or without related SARs) to any officer or key employee of the Corporation or any subsidiary who has contributed or can be expected to contribute to the Corporation’s profits and growth. The Committee determines the amount of the grant, the term of the options and the requisite conditions for exercise. In 2002, options were granted to one employee.

CEO Compensation

In keeping with the objective of improving long-term performance and shareholder value, the Chief Executive Officer, who is also a major shareholder, strongly advocates pay for performance. The CEO asked not to be considered for a salary increase or a bonus for 2001. The Committee believes that the CEO took necessary strategic steps to meet the challenges of a difficult market environment in 2002. Despite these challenges, because of the CEO’s performance in the area of cost and debt reduction, as well as the improvements in some markets, the Committee has awarded the CEO a bonus of $120,000 for 2002. The Committee believes that the CEO’s total compensation for 2002 is within the range of CEO compensation offered by peer group companies.

Section 162(m)

Section 162(m) of the Code provides certain criteria for the tax deductibility of compensation in excess of $1 million paid to the Corporation’s executive officers. To meet the criteria applicable to performance-based compensation (as defined in Section 162(m) of the Code), certain of the Corporation’s benefit plans would have to be amended to limit the Committee’s discretion to determine individual awards based on individual performance factors and other factors as the Committee may determine, from time to time, to be relevant.

The Committee believes that the flexibility on awards is an important feature of the plans and one that serves the best interests of the Corporation by allowing the Committee to recognize and motivate individual executive officers as circumstances warrant. Further, in 2002, there was no compensation subject to the loss of tax deductibility. Consequently, the Committee does not propose at the present time to amend any plan to comply with the performance-based criteria.

THE BONUS, SALARY AND STOCK OPTION COMMITTEE

William W. Berry, Chairman

Gilbert M. Grosvenor

Sidney Buford Scott

Phyllis L. Cothran

April 11, 2003

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors (the “Audit Committee”) is composed of four independent directors and operates under a written charter adopted by the Board of Directors. Management is responsible for the Corporation’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Corporation’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and to report thereon to the Board of Directors. The Audit Committee also reviews audit fees and recommends to the Board of Directors, subject to shareholder ratification, the selection of the Corporation’s independent accountants. In this context, the Audit Committee has met and held discussions with management and PricewaterhouseCoopers LLP, the Corporation’s independent accountants.

Management represented to the Audit Committee that the Corporation’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers.

The Audit Committee has discussed with PricewaterhouseCoopers the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Accounting Standards), including the scope of the auditor’s responsibilities, significant accounting adjustments and any disagreements with management.

The Audit Committee also has received the written disclosures and the letter from PricewaterhouseCoopers relating to the independence of that firm as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with PricewaterhouseCoopers that firm’s independence from the Corporation.

Based upon the Audit Committee’s discussions with management and PricewaterhouseCoopers and the Audit Committee’s review of the representation of management and the report of PricewaterhouseCoopers to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

During the fiscal year ended December 31, 2002, PricewaterhouseCoopers billed the Corporation the fees set forth below in connection with services rendered by that firm to the Corporation.

Audit Fees.    For professional services rendered by PricewaterhouseCoopers for the audit of the Corporation’s annual financial statements for the fiscal year ended December 31, 2002, and the reviews of the financial statements included in the Corporation’s Quarterly Reports on Form 10-Q for the fiscal year ended December 31, 2002, PricewaterhouseCoopers billed the Corporation fees in the aggregate amount of $768,849.

Financial Information Systems Design and Implementation Fees. For the fiscal year ended December 31, 2002 there were no fees billed by PricewaterhouseCoopers for professional services rendered in connection with financial information systems design and implementation.

All Other Fees. For professional services other than those described above for the fiscal year ended December 31, 2002, PriceWaterhouseCoopers billed the Corporation fees in the aggregate amount of $455,983, primarily for services relating to taxes and the extension of the Corporation’s credit facility. To ensure compliance with the Securities and Exchanges Commission’s new requirements relating to the independence of the external auditors, the Corporation has engaged Keiter, Stephens, Hurst, Gary and Shreaves to assist the Corporation with the performance of internal audit procedures for 2002 and 2003.

As a part of its deliberations, the Audit Committee has considered whether the provision of services described above under “Financial Information Systems Design and Implementation Fees” and “All Other Fees” is compatible with maintaining the independence of PricewaterhouseCoopers.

THE AUDIT COMMITTEE

Phyllis L. Cothran, Chairman

William W. Berry

Gilbert M. Grosvenor

Sidney Buford Scott

April 11, 2003

PERFORMANCE GRAPH

Comparison of Five-Year Cumulative Total Return*

Performance through December 31, 2002

*	Assumes $100 invested on last day of December 1997. Dividends are reinvested quarterly.

The Corporation included a comparison with The Lubrizol Corporation, which is the only other corporation listed on The New York Stock Exchange with lubricant additives as a primary business. Effective December 31, 2001, Standard & Poor’s discontinued its Chemical Composite Group Index, which the Corporation had previously used for comparative purposes in its performance graph. For the performance graph shown above, the Corporation has used the S&P 1500 Specialty Chemicals Index. The S&P 1500 Specialty Chemicals Index is comprised of the following companies: A. Schulman, Inc., Arch Chemicals, Inc., Cambrex Corporation, Crompton Corporation, Cytec Industries Inc., Ecolab Inc., Ferro Corporation, H.B. Fuller Company, Great Lakes Chemical Corporation, International Flavors & Fragrances Inc., The Lubrizol Corporation, MacDermid, Incorporated, Material Sciences Corporation, Minerals Technologies Inc., OM Group, Inc., OMNOVA Solutions Inc., Polyone Corporation, Quaker Chemical Corporation, Rohm and Haas Company, RPM International Inc., Sigma-Aldrich Corporation and The Valspar Corporation.

DESIGNATION OF AUDITORS

PROPOSAL 2

The Board of Directors has designated PricewaterhouseCoopers LLP, certified public accountants, as the Corporation’s independent auditors for the year 2003, subject to shareholder approval. Coopers & Lybrand, L.L.P., which was the predecessor of PricewaterhouseCoopers, has audited the Corporation’s financial statements since 1962 and those of the former Ethyl Corporation (Delaware) from 1947 to 1962. A representative of PricewaterhouseCoopers is expected to be present at the annual meeting with an opportunity to make a statement and to be available to respond to appropriate questions.

PricewaterhouseCoopers’ principal function is to audit the consolidated financial statements of the Corporation and its subsidiaries and, in connection with that audit, to review certain related filings with the Securities and Exchange Commission and to conduct limited reviews of the financial statements included in the Corporation’s quarterly reports.

PROPOSALS FOR 2004 ANNUAL MEETING

Under the regulations of the Securities and Exchange Commission, any shareholder desiring to make a proposal to be acted upon at the 2004 annual meeting of shareholders must present such proposal to the Corporation at its principal office in Richmond, Virginia, not later than December 24, 2003, in order for the proposal to be considered for inclusion in the Corporation’s proxy statement. The Corporation anticipates holding the 2004 annual meeting on April 22, 2004.

The Corporation’s bylaws provide that, in addition to any other applicable requirements, for business to be properly brought before the annual meeting by a shareholder, the shareholder must give timely notice in writing to the Secretary of the Corporation not later than 60 days prior to the meeting. As to each matter, the notice should contain (a) a brief description of the matter and the reasons for addressing it at the annual meeting, (b) the name, record address of and number of shares beneficially owned by the shareholder proposing such business and (c) any material interest of the shareholder in such business.

CERTAIN MATTERS RELATING TO PROXY MATERIALS

AND ANNUAL REPORTS

Electronic Access of Proxy Materials and Annual Reports

This Proxy Statement and the Corporation’s Annual Report are available on Corporation’s Internet site at http://www.ethyl.com. Shareholders can elect to access future proxy soliciting materials, including notices to shareholders of annual meetings and proxy statements, and annual reports over the Internet instead of receiving paper copies in the mail. Providing these documents over the Internet will reduce the Corporation’s printing and postage costs and the number of paper documents shareholders would otherwise receive. The Corporation will notify shareholders who consent to accessing these documents over the Internet when such documents will be available. Once given, a shareholder’s consent will remain in effect until such shareholder revokes it by notifying the Corporation otherwise at Ethyl Corporation, 330 South Fourth Street, Richmond, Virginia 23219, Attention: Corporate Secretary. Shareholders of record can choose this option by marking the appropriate box on the proxy card included with this Proxy Statement. Beneficial owners whose shares are held in street name should refer to the information provided by the institution that holds such beneficial owner’s shares and follow the instructions on such form for instructions on how to elect to view future proxy statements and annual reports over the Internet, if this option is provided by such institution. Paper copies of these documents may be requested by contacting the Corporation at Investor Relations, Ethyl Corporation, 330 South Fourth Street, Richmond, Virginia 23219, or by telephoning 804-788-5555.

Separate Copies for Beneficial Owners

Institutions that hold shares in street name for two or more beneficial owners with the same address are permitted to deliver a single proxy statement and annual report to that address. Any such beneficial owner can request a separate copy of the Proxy Statement or Annual Report by writing the Corporation’s investor relations department as set forth above.

The Corporation will provide without charge to each person to whom this proxy statement has been delivered, on the written request of any such person, a copy of the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, including the financial statements and financial statement schedules. Requests should be directed to the Corporation’s investor relations department as described above. A list of the exhibits to the Annual Report on Form 10-K, showing the cost of each, will be delivered with a copy of the Annual Report on Form 10-K. Any of the exhibits listed will be provided upon payment of the charge noted on the list.

OTHER MATTERS

The Board of Directors is not aware of any matters to be presented for action at the meeting other than as set forth herein. However, if any other matters properly come before the meeting, or any adjournment thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.

By Order of the Board of Directors

M. RUDOLPH WEST, Secretary

NOTICE

and

PROXY STATEMENT

for

ANNUAL MEETING

of

SHAREHOLDERS

May 22, 2003

ETHYL CORPORATION

330 SOUTH FOURTH STREET

P.O. BOX 2189

RICHMOND, VIRGINIA 23218

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

NOW AVAILABLE

Ethyl Corporation (the “Corporation”) provides its annual reports and proxy solicitation materials, including notices to shareholders of annual meetings and proxy statements, over the Internet. If you give your consent to access these documents over the Internet, the Corporation will advise you when these documents become available on the Internet. Providing these documents over the Internet will reduce the Corporation’s printing and postage costs. Once you give your consent, it will remain in effect until you notify the Corporation that you wish to resume mail delivery of the annual reports and proxy statements. Even though you give your consent, you still have the right at any time to request copies of these documents.

To give your consent, mark the appropriate box located at the bottom of the attached card.

DETACH HERE

ETHYL CORPORATION

Richmond, Virginia

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 22, 2003

The undersigned hereby appoints Bruce C. Gottwald and Sidney Buford Scott, or either of them, with full power of substitution in each, proxies to vote all shares of the undersigned in Ethyl Corporation, at the annual meeting of shareholders to be held May 22, 2003, and at any and all adjournments or postponements thereof:

1. ELECTION OF DIRECTORS:	☐ FOR all nominees (except as indicated to the contrary below)	☐ WITHHOLD AUTHORITY to vote for all nominees listed below

William W. Berry, Phyllis L. Cothran, Bruce C. Gottwald, Thomas E. Gottwald, James E. Rogers, Sidney Buford Scott and

Charles B. Walker.

(INSTRUCTION:    TO WITHHOLD AUTHORITY TO VOTE FOR ANY SUCH NOMINEE(S), WRITE THE NAME(S) OF THE NOMINEE(S) IN THE SPACE PROVIDED BELOW.)

2.    The proposal to approve the appointment of PricewaterhouseCoopers LLP as the auditors for the Corporation for 2003.

☐ FOR	☐ AGAINST	☐ ABSTAIN

In their discretion, the Proxies are authorized to vote upon such other business and matters incident to the conduct of the meeting as may properly come before the meeting.

Until contrary notice to the Corporation, I consent to access all future notices of annual meetings, proxy statements, and annual reports issued by the Corporation over the Internet.                                                                                                                                    ☐

This Proxy is solicited on behalf of the Board of Directors. This Proxy when properly executed will be voted as specified. If no specification is made, this Proxy will be voted FOR all nominees and FOR Proposal 2.

Dated , 2003

Please sign name exactly as it appears on the stock certificate. Only one of several joint owners or co-owners need sign. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

E T H Y L   C O R P O R A T I O N

330 SOUTH FOURTH STREET

POST OFFICE BOX 2189

RICHMOND, VIRGINIA 23218-2189

LAW DEPARTMENT	M. R. WEST
ASSISTANT COUNSEL
AND SECRETARY

April 22, 2003

Dear Shareholder:

Last year you elected to receive future proxy materials and annual reports of Ethyl Corporation (the “Company”) electronically over the Internet instead of receiving paper copies of such documents in the mail. The purpose of this letter is to notify you that the Company’s proxy materials for the 2003 annual meeting of its shareholders and its 2002 annual report and proxy statement are now available on the Company’s website at http://www.ethyl.com. After accessing these documents, please mark, sign, date and return the enclosed proxy card promptly using the enclosed envelope.

You may request paper copies of the proxy materials for the 2003 annual meeting of the Company’s shareholders and the Company’s 2002 annual report and proxy statement by contacting our transfer agent, Computershare Investor Services, LLC at 1-800-625-5191.

Very truly yours,

/S/    M. R. West

M. R. West

MRW/pad